PRESS RELEASE                                SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST INTERMEDIATE DURATION PREFERRED & INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- July 1, 2014 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Intermediate Duration Preferred & Income Fund (NYSE: FPF) (the "Fund") intends to host a conference call with Stonebridge Advisors LLC ("Stonebridge"), the Fund's investment sub-advisor, on WEDNESDAY, JULY 16, 2014, AT 3:15 P.M. CENTRAL TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 55677470. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (855) 859-2056; International (404) 537-3406; and Passcode # 55677470. The replay will be available after the call until 11:59 P.M. Eastern Time on Saturday, August 16, 2014.

FTA, the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $94 billion as of May 31, 2014, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Stonebridge, the Fund's investment sub-advisor, is a registered investment advisor specializing in preferred and hybrid securities. Stonebridge was formed in December 2004 by First Trust Portfolios L.P. and Stonebridge Asset Management, LLC. The company had assets under management or supervision of almost $3.54 billion as of May 31, 2014. These assets come from separately managed accounts, an open-end mutual fund, an actively managed exchange-traded fund and the Fund.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FPF, by Monday, July 14, 2014, 5:00 P.M. Central Time.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income. The Fund has a secondary objective of capital appreciation. The Fund seeks to achieve its investment objectives by investing in preferred and other income-producing securities. Under normal market conditions, the Fund invests at least 80% of its Managed Assets in a portfolio of preferred and other income-producing securities issued by U.S. and non-U.S. companies, including traditional preferred securities, hybrid preferred securities that have investment and economic characteristics of both preferred securities and debt securities, floating rate and fixed-to-floating rate preferred securities, debt securities, convertible securities, and contingent convertible securities.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: Investment in this Fund involves investment and market risk, market discount from net asset value risk, management risk, preferred and hybrid preferred securities risk, trust preferred securities risk, debt securities risk, credit crisis liquidity and volatility risk, convertible securities/contingent convertible securities risk, risks of concentration in the financial sector, government intervention in the financial markets risk, real estate investment trust ("REIT") risk, credit and below investment grade securities risk, credit rating agency risk, leverage risk, foreign (non-U.S.) securities risk, emerging markets risk, common stock risk, U.S. government securities risk, foreign government securities risk, municipal securities risk, illiquid and restricted securities risk, valuation risk, inflation/deflation risk, potential conflicts of interest risk, new types of securities risk, counterparty and prime brokerage risk, portfolio turnover risk, non-diversified shares risk, market disruption, geopolitical risk, risk related to certain affiliations and anti-takeover provisions, temporary defensive strategies risk, risks related to the secondary market for the fund's common shares and risks related to changes in law.

The Fund is designed for long-term investing and not as a vehicle for trading. Shares of closed-end investment companies frequently trade at a discount from their net asset value ("NAV"). The Fund cannot predict whether or when its common shares will trade at, below or above NAV, or at, below or above the initial public offering price.

Below investment-grade securities, which are commonly referred to as "junk" or "high-yield" securities, while generally offering higher yields than investment-grade debt with similar maturities, involve greater risks. These risks include the possibility of dividend or interest deferral, default or bankruptcy, and are regarded as predominantly speculative with respect to the issuer's capacity to pay dividends or interest and repay principal. See "Credit and Below Investment-Grade Securities Risk" in the "Additional Risk Considerations" section in the prospectus.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report, and other regulatory filings.

The Fund's daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.



CONTACT: JEFF MARGOLIN  -  (630) 915-6784

----------------------------------
Source:  First Trust Advisors L.P.